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                                                          EXHIBIT 1(g)

                              FBL SERIES FUND, INC.
                              ARTICLES OF AMENDMENT

     FBL Series Fund, Inc., a Maryland corporation registered as an open-end investment company registered under the Investment Company Act of 1940 (hereinafter called the "Corporation") whose principal office in the State of Maryland is c/o The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

I. In Article IV of the Charter, the five hundred million (500,000,000) shares of the Value Growth Portfolio shall be redesignated as the Value Growth Portfolio Traditional Shares, the two hundred fifty million (250,000,000) shares of the Money Market Portfolio shall be redesignated as the Money Market Portfolio Traditional Shares, the five hundred million (500,000,000) shares of the High Grade Bond Portfolio shall be redesignated as the High Grade Bond Portfolio Traditional Shares, the two hundred fifty million (250,000,000) shares of the High Yield Bond Portfolio shall be redesignated as the High Yield Bond Portfolio Traditional Shares, the two hundred fifty million (250,000,000) shares of the Blue Chip Portfolio shall be redesignated as the Blue Chip Portfolio Traditional Shares, and the two hundred fifty million (250,000,000) shares of the Managed Portfolio shall be redesignated as the Managed Portfolio Traditional Shares.

II. Article I of these Articles of Amendment is limited to changes expressly permitted by Section 2-605(a)(4) of the Maryland General Corporation Law to be made without action by stockholders and the Corporation is an open-end investment company registered under the Investment Company Act of 1940.

     The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his or her knowledge, information and belief, the matters and facts set forth in these Articles with respect to authorization and approval are true in all material respects and that this statement is made under the penalties for perjury.

     IN WITNESS WHEREOF, FBL Series Fund, Inc. has caused these Articles of Amendment to be executed in its name and on its behalf by its President and witnessed by its Secretary on November 25, 1997.

[SEAL]                                       FBL SERIES FUND, INC.

Attest: /s/Richard D. Harris                 By: /s/Edward M. Wiederstein
       ---------------------                     ------------------------
          Richard D. Harris                       Edward M. Wiederstein
          Secretary                               President